Execution Version

SUB-INVESTMENT ADVISORY AGREEMENT

FRED ALGER MANAGEMENT, LLC

100 Pearl Street, 27th Floor

New York, New York 10004

February 1, 2024

Redwood Investment, LLC

One Gateway Center, Suite 802

Newton, MA 02458

Ladies and Gentlemen:

As you are aware, The Alger Funds, The Alger Funds II and Alger Global Focus Fund (the “Funds”) desire to employ the capital of the series named on Schedule 1 hereto, as such Schedule may be revised from time to time (each, a “Series”), by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in the relevant Series’ Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by each Fund’s Board. Each Fund employs Fred Alger Management, LLC (the “Adviser”) to act as the Series’ investment adviser pursuant to a written agreement (the “Management Agreement”), a copy of which has been furnished to you. The Adviser is authorized to and desires to retain you, and you hereby agree to accept such retention, to act as the Series’ sub-investment adviser with respect to that portion of each Series’ assets which may be assigned to you from time to time (the “sub-advised assets”).

In connection with your serving as sub-investment adviser to the Series, it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist you in the performance of this Agreement. Such person or persons may be officers or employees of both you and the Funds. The compensation of such person or persons shall be paid by you and no obligation may be incurred on any Fund’s behalf in any such respect.

Subject to the supervision and approval of the Adviser and each Fund’s Board, you will provide investment management of the sub-advised assets. Your advisory duties and responsibilities hereunder shall pertain only to the sub-advised assets. You will provide such investment management in accordance with each Series’ investment objective(s), policies and limitations as stated in the Series’ Prospectus and Statement of Additional Information as from time to time in effect and provided to you. In connection therewith, you (i) will obtain and provide investment research and supervise the Series’ investments with respect to the sub-advised assets and (ii) will conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the sub-advised assets, including the placing of portfolio transactions for execution with brokers or dealers. You agree that, in placing any orders with selected brokers and dealers, you will attempt to obtain the best net result in terms of price and execution under the circumstances of the particular transaction taking into consideration the full range and quality of a broker or dealer’s services. Consistent with this obligation and in accordance with applicable securities laws, you, in your discretion, may purchase and sell portfolio securities from and to brokers and dealers who provide you with research, analysis, advice and similar services. You may pay to brokers and dealers, in return for such research and analysis, a higher commission than may be charged by other brokers and dealers, subject to your good faith determination that such commission is reasonable in relation to the value of the brokerage and research services provided by such brokers or dealers viewed in terms either of the particular transaction or of your overall responsibility to the accounts as to which you exercise investment discretion. Such authorization is subject to termination at any time by any Fund’s Board for any reason. In addition, you are authorized to allocate purchase and sale orders for portfolio securities to brokers and dealers that are affiliated with you, the Adviser, the Series’ principal underwriter or any other sub-investment adviser to the Series if you believe that the quality of the transaction and the commission are comparable to what they would be with other qualified firms, and provided that the transactions are consistent with the Funds’ Rule 17e-1 procedures. In no instance may portfolio securities be purchased from or sold to you, the Adviser, the Series’ principal underwriter, any other sub-investment adviser to the Series or any person affiliated with you, the Adviser, the Series’ principal underwriter, any other sub-investment adviser to the Series or the Series, except in accordance with the applicable securities laws and the rules and regulations thereunder, including Rules 17a-7 and 17a-10 under the Investment Company Act of 1940, as amended, and any exemptive order then currently in effect. The Adviser will periodically provide you with a list of the affiliates of the Adviser or the Series to which investment restrictions apply and will specifically identify in writing (a) all publicly traded companies in which the Series may not invest, together with ticker symbols for all such companies, and (b) any affiliated brokers and any restrictions that apply to the use of those brokers by the Series.

Proxies of companies whose shares are part of the sub-advised assets shall be voted as described in the Series’ Prospectus and Statement of Additional Information, and you shall not be required to assume any responsibility for the voting of such proxies without your prior consent. You are authorized and agree to act on behalf of the Series with respect to any reorganizations, exchange offers and other voluntary corporate actions in connection with securities held in the sub-advised assets in such manner as you deem advisable, unless the Series or the Adviser otherwise specifically directs in writing. You shall have no responsibility with respect to the collection of income or the physical acquisition or safekeeping of the sub-advised assets. You also shall have no obligation to initiate any legal proceeding (including, without limitation, class actions and bankruptcies) with respect to the securities constituting the sub-advised assets and you shall not file proofs of claims relating to the sub-advised assets. The Adviser shall furnish you with copies of the Series’ Prospectuses, Statements of Additional Information and shareholder reports. You will be provided the opportunity to review and approve any description of you and your investment process set forth in the Series’ Prospectuses, Statements of Additional Information and shareholder reports. The Adviser also will furnish you with copies of Prospectus or Statement of Additional Information supplements that disclose any changes to the Series’ investment objective, policies, strategies or restrictions and you will have a reasonable period of time to implement such changes with respect to the sub-advised assets.

You will furnish to the Adviser or the Funds such information, with respect to the investments which the Series may hold or contemplate purchasing in connection with the sub-advised assets, as the Adviser or the Funds may reasonably request. The Funds and the Adviser wish to be informed of important developments materially affecting the management of the sub-advised assets and shall expect you, on your own initiative, to furnish to the Funds or the Adviser from time to time such information as you may believe appropriate for this purpose. Upon reasonable request, you will make available your officers and employees to meet with each Fund’s Board and/or the Adviser to review the sub-advised assets.

You will maintain all required books and records with respect to the securities transactions of the Series for the sub-advised assets and will furnish each Fund’s Board and the Adviser with such periodic and special reports as each Fund’s Board or the Adviser reasonably may request. You hereby agree that all records which you maintain for any Fund or the Adviser are the property of such Fund or the Adviser, and agree to preserve for the periods prescribed by applicable law any records which you maintain for any Fund or the Adviser and which are required to be maintained, and further agree to surrender promptly to such Fund or the Adviser any records which you maintain for any Fund or the Adviser upon request by such Fund or the Adviser, provided that you shall have reasonable opportunity to create and maintain copies of applicable records.

The Adviser and you each agree to comply with applicable laws, rules and regulations, including the Investment Advisers Act of 1940, as amended, and the Investment Company Act of 1940, as amended. You will promptly notify each Fund’s Chief Compliance Officer (a) in the event the Securities and Exchange Commission or other governmental authority has censured you, placed limitations upon your activities, functions or operations, suspended or revoked your registration, as an investment adviser, or has commenced proceedings or an investigation that you reasonably determine is likely to result in any of these actions; or (b) upon becoming aware of any material fact relating to you that is not contained in the Series’ Prospectuses or Statements of Additional Information, and is required to be stated therein or necessary to make the statements therein not misleading, or of any statement contained therein that becomes untrue in any material respect. Upon request, and in accordance with the scope of your obligations and responsibilities contained in this Agreement, you will provide reasonable assistance to the Funds in connection with the Series’ compliance with applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, and Rule 38a-1 under the Investment Company Act of 1940, as amended. Such assistance shall include, but not be limited to, (i) certifying periodically, upon the request of each Fund’s Chief Compliance Officer, that you are in compliance with all applicable “federal securities laws,” as required by Rule 38a-1 under the Investment Company Act of 1940, as amended, and Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended; (ii) facilitating and cooperating with each Fund’s Chief Compliance Officer to evaluate the effectiveness of your compliance controls; (iii) providing each Fund’s Chief Compliance Officer with direct access to your compliance personnel; (iv) providing each Fund’s Chief Compliance Officer with periodic reports; and (v) promptly providing each Fund’s Chief Compliance Officer with special reports in the event of material compliance violations. Upon request, you will provide certifications to the Funds, in a form satisfactory to the Funds, to be relied upon by each Fund’s officers certifying each Fund’s periodic reports on Form N-CSR pursuant to Rule 30a-2 under the Investment Company Act of 1940, as amended.

You shall exercise your best judgment in rendering the services to be provided hereunder, and the Adviser agrees as an inducement to your undertaking the same that you shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by any Fund, the Series or the Adviser, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to the Adviser, any Fund, the Series or the Series’ security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder. Each Fund is expressly made a third-party beneficiary of this Agreement with rights as respect to the Series to the same extent as if it had been a party hereto.

In consideration of services rendered pursuant to this Agreement, the Adviser will pay you, out of the management fee it receives with respect to the sub-advised assets and only to the extent thereof, within five days of the Adviser’s receipt thereof, a fee computed as set forth on Schedule 1 hereto. If the Adviser waives all or a portion of the management fee it is entitled to receive from the Series with respect to management of the sub-advised assets, the fee payable to you pursuant to this Agreement will be reduced proportionally. The fee for the period from the effective date of this Agreement to the end of the month thereof shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable within 10 business days of the date of termination of this Agreement.

Net asset value shall be computed on such days and at such time or times as described in each Series’ then-current Prospectus and Statement of Additional Information. You agree to notify the Adviser if you become aware of a significant event that has occurred with respect to one or more securities held in the sub-advised assets that would materially affect the value of such securities (provided that you shall not be responsible for providing information based on valuations provided by third party services which value securities based upon changes in one or more broad-based indices). At the request of the Adviser or any Fund’s Board, you agree to provide additional reasonable assistance to the Adviser, such Fund’s Board and the Series’ pricing agents in valuing the sub-advised assets, including in connection with fair value pricing of the sub-advised assets.

You will bear all expenses in connection with the performance of your services under this Agreement. All other expenses to be incurred in the operation of the Series (other than those borne by the Adviser) will be borne by the Series, except to the extent specifically assumed by you. The expenses to be borne by the Series include, without limitation, the following: taxes, interest, loan commitment fees, interest and distributions paid on securities sold short, brokerage fees and commissions, if any, fees of Board members who are not the Adviser’s or your officers, directors or employees or holders of 5% or more of the outstanding voting securities of you or the Adviser or any affiliate of you or the Adviser, Securities and Exchange Commission fees and state Blue Sky qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents’ fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining the Funds’ existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders, costs of shareholders’ reports and meetings, and any extraordinary expenses.

The Adviser also understands that you now act, and that from time to time hereafter you may act, as investment adviser or sub-investment adviser to one or more investment companies, private investment funds, and fiduciary or other managed accounts, and the Adviser has no objection to your so acting, provided that when the purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more companies or accounts managed by you and which have available funds for investment in the case of a purchase, the available securities will be allocated in a manner believed by you to be equitable to each company or account. It is recognized that in some cases this procedure may adversely affect the price paid or received by the Series or the size of the position obtainable for or disposed of by the Series.

It is also understood that (i) you shall be prohibited from consulting with any other sub-investment adviser to the Series (including, in the case of an offering of securities subject to Section 10(f) of the Investment Company Act of 1940, as amended, any sub-investment adviser that is a principal underwriter or an affiliated person of a principal underwriter of such offering) concerning transactions for the Series in securities or other assets, except, in the case of transactions involving securities of persons engaged in securities-related businesses, for purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the Investment Company Act of 1940, as amended, and (ii) your responsibility regarding investment advice hereunder is limited to the sub-advised assets.

In addition, it is understood that the persons employed by you to assist in the performance of your duties hereunder will not devote their full time to such services and nothing contained herein shall be deemed to limit or restrict your right or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

You shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Fund, the Series or the Adviser in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement. In no event will you have any responsibility for any other series of any Fund, for any portion of the Series’ assets not managed by you or for the acts or omissions of any other sub-investment adviser to any Fund or the Series. In particular, in the event that you manage only a segment of the Series’ assets, you shall have no responsibility for the Series being in violation of any applicable law or regulation or investment policy or restriction applicable to the Series as a whole, or for the Series failing to qualify as a regulated investment company under the Internal Revenue Code of 1986, as amended (the “Code”), if the securities and other holdings of the segment of the Series’ assets managed by you are such that your segment would not be in such violation or fail to so qualify if such segment were deemed a separate series of such Fund or a separate regulated investment company under the Code, unless such violation was due to your failure to comply with written guidelines adopted by such Fund or the Adviser and provided to you. Any person, even though also your officer, director, partner, employee or agent, who may be or become an officer, Board member, employee or agent of any Fund, shall be deemed, when rendering services to such Fund or acting on any business of such Fund, to be rendering such services to or acting solely for such Fund and not as your officer, director, partner, employee, or agent or one under your control or direction even though paid by you.

As to each Series, this Agreement shall continue until the date set forth opposite such Series’ name on Schedule 1 hereto (the “Reapproval Date”), and thereafter shall continue automatically for successive annual periods ending on the day of each year set forth opposite the Series’ name on Schedule 1 hereto (the “Reapproval Day”), provided such continuance is specifically approved at least annually by (i) the Fund’s Board or (ii) vote of a majority (as defined in the Investment Company Act of 1940, as amended) of the Series’ outstanding voting securities, provided that in either event its continuance also is approved by a majority of such Fund’s Board members who are not “interested persons” (as defined in said Act) of such Fund or any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. As to each Series, this Agreement is terminable without penalty (i) by the Adviser on not more than 60 days’ notice to you, (ii) by such Fund’s Board or by vote of the holders of a majority of the Series’ outstanding voting securities on not more than 60 days’ notice to you, or (iii) by you on not less than 90 days’ notice to such Fund and the Adviser. This Agreement also will terminate automatically, as to the relevant Series, in the event of its assignment (as defined in said Act or the Investment Advisers Act of 1940, as amended) and you shall be notified by the relevant Fund and the Adviser, or you shall notify the relevant Fund and the Adviser, as applicable, as soon as possible before any such assignment occurs. In addition, notwithstanding anything herein to the contrary, if the Management Agreement terminates for any reason, this Agreement shall terminate effective upon the date the Management Agreement terminates.

The Adviser acknowledges that it has received and has had an opportunity to read a copy of your Form ADV Part 2A (the “Brochure”) and a copy of the Form ADV Part 2B with respect to your personnel with the most significant responsibility for providing advisory services to the Series (the “Brochure Supplement”). The Adviser agrees that the Brochure and Brochure Supplement, as well as other client communications, may be transmitted to the Adviser electronically.

Unless indicated on Schedule 1 hereto, each Fund has claimed an exclusion from the definition of a Commodity Pool Operator pursuant to CFTC Rule 4.5 (the “CPO Exclusion”) and you shall not manage the sub-advised assets in a manner that would cause any Fund (as if such Fund was comprised solely of the sub-advised assets) to not qualify for the CPO Exclusion until otherwise indicated for such Fund on such Schedule. If a Fund is identified on Schedule 1 as not claiming the CPO Exclusion and you intend to rely on CFTC Rule 4.7, unless Schedule 1 states to the contrary, the Adviser represents that such Fund is a “qualified eligible person” under the rule, consents to such Fund being treated as an exempt account under the rule, and acknowledges the legend set forth above its signature below.

No provision of this Agreement may be changed, waived or discharged unless signed in writing by the parties hereto. This Agreement shall be governed by the laws of the State of New York, without regard to the conflict of law principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended. This Agreement may be executed in several counterparts, each of which shall be deemed an original for all purposes, including judicial proof of the terms hereof, and all of which together shall constitute and be deemed one and the same agreement. Nothing in this Agreement shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived. If any one or more of the provisions of this Agreement shall be held contrary to express law or against public policy, or shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remainder of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Unless otherwise provided herein or agreed to in writing by the parties, all notices or instructions permitted or required under this Agreement shall be deemed to have been properly given if sent by regular first-class mail, registered mail, private courier, facsimile or electronically and addressed to (or delivered to) the respective party at the address set forth above or at such other address or addresses as shall be specified, in each case, in a notice similarly given. Each party may rely upon any notice from the other party or other communication reasonably believed by the receiving party to be genuine.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

FRED ALGER MANAGEMENT, LLC

By:	/s/ Hal Liebes
Name: Hal Liebes
Title: Chief Operating Officer

Accepted:

REDWOOD INVESTMENTS, LLC

By:	/s/ Michael Mufson
Name: Michael Mufson
Title: Managing Partner

SCHEDULE 1

Name of Series	Annual Fee	Reapproval Date
Alger International Focus Fund, a series of The Alger Funds	Amount equal to 100% of management fee paid by Series to Adviser with respect to the sub-advised assets	September 2025

Alger Emerging Markets Fund, a series of The Alger Funds II	Amount equal to 100% of management fee paid by Series to Adviser with respect to the sub-advised assets	September 2025

Alger Global Focus Fund	Amount equal to 100% of management fee paid by Series to Adviser with respect to the sub-advised assets	September 2025

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